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                                                               Exhibit 10(l)



         This Asset Purchase and Transitional Services Agreement ("Agreement") is entered into as January 1, 1996 by and between Farley Industries, Inc., an Illinois corporation ("FII"), and Fruit of the Loom, Inc., a Delaware corporation (the "Company"), for itself and on behalf of each of the Company's subsidiaries.


                                R E C I T A L S


         A. The Company has retained FII since 1985 to provide the Company with legal, financial, accounting, corporate development and other management advisory services pursuant to certain management agreements entered into between FII and the Company, including that certain Management Agreement between FII and the Company dated as of January 1, 1995 (the "Management Agreement") (capitalized terms not otherwise defined herein shall have the same meanings set forth in the Management Agreement).

         B. In order to provide the Management Services required by the Company, FII has incurred significant costs to recruit and maintain its work force and in the event the management relationship with FOL were to be terminated, FII would incur significant severance and related costs with respect to reduction or elimination of its work force.

         C. In connection with a general restructuring of its operations, the Company has determined that it is in its best interest to internalize the provision of the Management Services currently provided by FII and that the most economical and efficient means of internalizing such services would be to acquire the assets used by FII in providing such services, specifically including FII's work force in place. To this end, the Company desires to purchase from FII, and FII has agreed to sell to the Company, all of the assets used by FII in the performance of Management Services for the Company on the terms and subject to the conditions set forth in this Agreement.

         D. FII has agreed to cooperate and assist in the transition of such Management Services functions and work force to the Company and to release the Company from any claims arising out of the performance of Management Services for the Company.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       PURCHASE OF ASSETS AND WORK FORCE IN PLACE; ASSUMPTION OF LIABILITIES.

         1.1 On the Closing Date (as defined below), the Company shall purchase from FII and FII shall sell to the Company all of the assets of FII used by FII in the performance of
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Management Services for the Company, including such assets reflected on the balance sheet of FII dated as of December 31, 1995 and/or reflected on FII's corresponding tax records and schedules (except for any such assets which have been transferred or disposed of in the ordinary course of business) (collectively the "Assets"). In addition, on or prior to the Transition Date (as hereafter defined), FII shall transfer to the Company payroll for employment by the Company all FII employees currently involved in the provision of Management Services for the Company, other than those employees designated by the Company to be excluded (the "Work Force"). Notwithstanding the foregoing, this sale shall not include the cash or cash equivalents reflected on the December 31, 1995 balance sheet, the consideration delivered to FII pursuant to this Agreement, FII's corporate, accounting or financial records nor those assets not used in the performance of Management Services for the Company. FII shall sell, transfer and deliver the Assets to the Company on the Closing Date free and clear of any and all liens, mortgages, charges or encumbrances of every kind, nature and description.

         1.2 On the Closing Date, the Company shall assume only the liabilities and obligations of FII associated with the performance of Management Services for the Company, including such liabilities reflected on FII's balance sheet dated December 31, 1995 and FII's obligations under the contracts and agreements listed on Schedule A hereto (such liabilities and obligations hereinafter collectively referred to as the "Assumed Liabilities"). Notwithstanding the foregoing, except as expressly provided for elsewhere in this Agreement, the Company does not: (i) undertake to employ any employees of FII other than the Work Force; (ii) assume any obligation with respect to federal, state or local income or payroll tax or workmen's compensation liabilities of FII with respect to any FII employees other than the Work Force;
(iii) assume any liability with respect to environmental matters, which shall, as used in this Agreement, mean any matters relating to ground, air and water (including groundwater) pollution, toxic substances, occupational health practices, handling and disposal of hazardous wastes or hazardous substances;
(iv) assume any liability, obligation, debt or claim respecting any employee benefit plan nor does the Company assume or adopt any such employee benefit plan with respect to any FII employees other than the Work Force; or (v) assume any liability related to any unauthorized contractual or other obligation purported to be entered into on behalf of the Company by any current officer, employee or agent of FII.

2.       TERMINATION OF MANAGEMENT RELATIONSHIP.

         2.1 The Company and FII hereby mutually agree to terminate their management relationship as of the Transition Date. From and after the Transition Date, unless otherwise agreed to in writing between the parties, FII shall no longer provide the Company with Management Services, whether pursuant to the Management Agreement or any other agreement or contract, written or oral. Except as expressly provided herein, the Company shall not have any obligation to FII for the payment of any Management Fee nor any fees with respect to the rendering of Investment Banking Services, Financing Services or otherwise at any time prior to the Transition Date. Except as may otherwise be agreed to in





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
writing between FII and the Company, after the Transition Date the Company shall have no obligation to retain FII or any of its personnel to provide Management Services or any similar function for the Company. Except as expressly provided herein, FII shall not have any further obligation to the Company with respect to the payment of any funds or the provision of any services.


3.       CONSIDERATION.

         In consideration of the sale of the Assets and the Work Force by FII to the Company on the Closing Date, the termination of the management relationship between the Company and FII on the Transition Date, and the release and waiver by FII of any unclaimed fees earned by FII under the Management Agreement or any predecessor agreement, and the cooperation of FII in the transactions contemplated by this Agreement, the Company shall pay to FII the amount of $3,500,000.

4.       REPRESENTATIONS AND WARRANTIES OF FII.

         4.1     FII hereby represents and warrants to the Company as follows:

                 (a) Organization. FII is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

                 (b) Authority. FII has full power, right and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by FII has been duly and properly authorized by proper corporate action in accordance with applicable law and with the Articles of Incorporation and By-laws of FII and this Agreement constitutes a valid and binding obligation of FII, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors and by general equity principles.

                 (c) FII's Title. FII holds good, title to all of the Assets free and clear of any liens, mortgages, charges and encumbrances of every kind, nature and description.

                 (d) Transaction Not a Breach. Neither the execution and delivery of this Agreement nor its performance will conflict with or result in a breach of the terms, conditions or provisions of the Articles of Incorporation or By-laws of FII or any material contract, agreement, mortgage, trust, deed, note, bond, indenture or other instrument or obligation of any nature to which FII is a party or by which FII is bound or by which FII or the Assets may be affected; and neither the execution nor performance of this Agreement will contravene or violate any statute, injunction, judgment or decree in existence on the Closing Date or require the approval, consent





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
         or permission of any governmental or regulatory body or authority and FII has received no notice which is inconsistent with the foregoing.

                 (e) Assets Include All Assets Used in Business. The Assets and the Work Force comprise all of the assets necessary to or used in the performance of Management Services.

                 (f) Properties. The equipment of FII used in or necessary for the performance of Management Services are in good operating condition and repair, subject only to ordinary wear and tear which is not such as to affect adversely the performance of Management Services and are substantially fit for the purposes for which they are being utilized.

                 (g) Subsidiaries. FII has no subsidiaries or any ownership interest in any other corporation, trust, partnership or other entity.

5.       COMPANY'S REPRESENTATIONS AND WARRANTIES.

         5.1     The Company hereby represents and warrants to FII as follows:

                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power, right and authority to purchase the Assets, hire the Work Force and assume the Assumed Liabilities in accordance with this Agreement. The execution, delivery, and performance of this Agreement by the Company and the Company have been duly and properly authorized in accordance with applicable law and with the Certificate of Incorporation and By-laws of the Company, and this Agreement is the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar law affecting the rights of creditors and by general equity principles.

                 (b) Neither the execution and delivery of this Agreement nor its performance will conflict with or result in a breach of the terms, conditions or provisions of the Certificate of Incorporation any By-laws of the Company or any contract, agreement, mortgage or other instrument or obligation of any nature to which the Company is a party or by which the Company is bound; and neither the execution and delivery of this Agreement nor its performance will contravene or violate any statute or any judicial or governmental regulation, order, injunction, judgment or decree or require the approval, consent or permission of any governmental or regulatory body or authority; and the Company has received no notice which is inconsistent with the foregoing.





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
6.       CLOSING DATE; TRANSITION.

         6.1 The transaction which is the subject of this Agreement shall be closed on or before February 29, 1996, or on or before such other date as the parties shall mutually agree upon in writing (the "Closing Date"). On the Closing Date, FII will deliver to the Company or have available at FII's offices, against payment of the consideration provided for herein, such bills of sale, assignments and other good and sufficient instruments of conveyance as shall be effective to vest the Company with good marketable title to the Assets and to transfer the Work Force onto the employment rolls of the Company on or prior to the Transition Date. The Company will deliver to FII, simultaneously with delivery of such items a bank wire transfer in the amount provided for in paragraph 3 hereof and an instrument evidencing the Company's assumption of the Assumed Liabilities.

         6.2 From the date hereof until the date upon which the transition contemplated hereunder is completed (provided that in no event shall such completion date be later than December 31, 1996) (the "Transition Date"), FII shall continue to perform Management Services on behalf of the Company and to render such other assistance to the Company as may be reasonable or appropriate in order to accommodate the transition of the Management Services functions to the Company. In consideration of the performance of such Management Services and such transitional assistance, the Company shall reimburse FII for FII's direct ordinary and reasonable costs and expenses incurred in connection with the rendering of such Management Services and transitional assistance. Such reimbursement shall be paid to FII from time to time as incurred but in any event no later than sixty (60) days after the Transition Date, provided, however, that such expenses shall be appropriately documented, corroborated and approved by the Audit Committee or the Board of Directors of the Company.

7.       SEVERANCE EXPENSE.

         7.1 The Company shall reimburse FII for any direct ordinary and reasonable costs and expenses associated with the termination of FII employees who have or will be terminated pursuant to the Company's operational restructuring and the transition contemplated hereunder but who are not included in the Work Force, and any amounts paid by FII as severance benefits to such individuals; provided, however, that without the prior written consent of the Audit Committee or the Board of Directors of the Company (i) such severance payments shall not exceed $4,000,000 in the aggregate, and (ii) no individual shall receive materially greater severance benefits than as provided under any applicable employment agreement or severance policy.

8.       RELEASE OF CLAIMS.

         8.1 For and in consideration of the amounts paid to FII by the Company hereunder, FII, for and on behalf of its shareholder, director, employees and agents, hereby releases the Company and its shareholders, directors, employees and agents from and against





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any and all claims, demands, actions or causes of action, known or unknown, which it now has or may have against the Company under the Management Agreement or any prior contract or agreement relating to the performance of Management Services or the like, except for any claims with respect to the Company's obligations hereunder and except with respect to the Company's obligations under Section 7.3 (regarding confidentiality) and 7.6 (regarding indemnification of FII against claims relating to or arising out of FII's performance Management Services for the Company) of the Management Agreement, both of which provisions survive the termination of the Management Agreement.

9.       LITIGATION ASSISTANCE AND COOPERATION.

         9.1 FII, for and on behalf of its shareholder, director, employees and agents, agrees that it shall not voluntarily assist any other person in bringing and/or pursuing a legal claim against the Company. FII shall not provide testimony or give assistance on behalf of any other person in any proceeding against the Company unless it is in response to valid subpoena or court order issued by a state or federal court of competent jurisdiction. In the event FII receives a valid subpoena or court order compelling its testimony in a proceeding against the Company, FII will immediately notify the Company so that the Company will have the opportunity to intervene to assert any rights it may have in the non-disclosure prior FII's response to the subpoena or court order.

         9.2 FII shall fully cooperate with the Company with any and all Company investigations or legal actions arising out of matters in which FII was involved or of which FII has direct knowledge, or which occurred during the term of the Management Agreement or any previous management contract or agreement.

10.      MISCELLANEOUS.

         10.1 This Agreement shall be governed by and construed under the laws of the State of Illinois.

         10.2 This Agreement may be executed in one or more counterparts, each of which will be deemed an original and which together shall constitute one and the same instrument.

         10.3 This Agreement sets forth the entire understanding of the parties with respect to the subject hereof. Neither this Agreement nor any provision hereof may be modified, waived, terminated or amended other than by the express written agreement of FII and the Company.

         10.4 This Agreement may not be assigned by either party without the consent of the other but shall be binding upon and inure to the benefits of the parties and their respective successor and assigns upon any assignment so permitted.





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         10.5    In the event that any provision of this Agreement shall be held to be, in whole or in part, void or unenforceable, the remaining provisions of this Agreement, and the remaining portion of any provision held void or unenforceable in part, shall continue in full force and effect.

         10.6 Except as otherwise specifically provided herein, notices required hereunder shall be deemed given when delivered personally, or when deposited with a bonded overnight courier or five (5) days after being deposited as registered or certified United States mail, postage prepaid, in each case to the address of the party for whom intended at the principal executive offices of such party set forth below, or at such other address as such party may hereafter specify by written notice to the other.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper officers as of the date first written above.

FRUIT OF THE LOOM, INC.                   FARLEY INDUSTRIES, INC.
One Fruit of the Loom Drive               5000 Sears Tower
Bowling Green, Kentucky  42102            Chicago, Illinois  60606



By:                                       By:
    --------------------------------          ----------------------------------
     Larry K. Switzer                          William Farley
     Senior Executive Vice President           President





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
                                   SCHEDULE A
                              ASSUMED LIABILITIES


1)       Eastman Kodak copiers - (4 units) 60 mo. 9/1/94 - 9/1/99 monthly charge $1,773.00 plus approximate $1,000/mo maintenance and usage

2)       Bloomberg Financial Markets Quotations - (2 units) 24 mo. 2/9/94 -
                 2/9/97 renewed automatically unless cancelled 60 days prior to renewal date monthly charge $2,110.00

3)       Pitney Bowes Mailing Machine - (1 unit) 51 mo. 10/10/94 - 1/10/99 monthly charge $554.00 plus $100.00 meter rental

4)       Lanier fax machines

             Serial #             Monthly Charge   # of Months        Term
             --------             --------------   -----------        ----
         a)  SN3100557               $185.15          60           1/1/95-1/1/00
         b)  SN54100279               185.15          60           1/1/95-1/1/00
         c)  SN345207                 199.19          57           7/1/92-4/1/97
         d)  SN345246                 199.19          57           7/1/92-4/1/97
         e)  SN476173                 155.80          60           6/1/93-6/1/98
         d)  SN16243339               106.45          60           2/1/95-2/1/00
         e)                           115.00          59         4/15/95-3/15/00

5)       Automobiles

         a)  1994 Lincoln Town Car (Switzer) - lease with Wheelco through 6/99

6)       Miscellaneous

         a)  Italian Court -   Plants - monthly charge $750.00
                               Flowers - monthly charge $1,000.00

         b)  Computer Maintenance -  $4,900 annual (up 6/30/96 to $6,000)

         c) Air conditioning agreement (telephone room, teleconference room) Therm Flo $1,700 annual

         d)  Graphidyne (telephone consultant) $350.00 per month

         f)  GBC office equipment maintenance - $395.00 annual

                       ASSUMPTION OF ASSUMED LIABILITIES

         WHEREAS, Farley Industries, Inc., an Illinois corporation ("Seller"), has entered into as Asset Purchase and Transitional Services Agreement with Fruit of the Loom, Inc., a Delaware corporation ("Buyer"), dated as of January 1, 1996 (the "Agreement"), the terms and provisions of which are incorporated by reference herein, pursuant to which the Seller has agreed to sell, assign, convey, transfer and deliver to the Buyer certain assets of the Seller described in Section 1.1 of the Agreement (the "Assets"); and

         WHEREAS, as part of the consideration for the transfer of the Assets by the Seller to the Buyer, the Buyer has, under the terms and conditions of the Agreement, agreed to assume certain liabilities and obligations of the Seller described in Section 1.2 of the Agreement ( the "Assumed Liabilities");

         NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Agreement, and for other good and valuable consideration, the Buyer hereby assumes and agrees to pay and otherwise satisfy as they fall due, the Assumed Liabilities.

         This assumption instrument shall be governed by the laws of the State of Illinois, shall inure to the benefit of the Seller and its successors and assigns and shall be binding upon and enforceable against the Buyer and its respective successors and assigns.

Dated:  February ____, 1996

                           FRUIT OF THE LOOM, INC.



                           By:  ________________________________________________
                                Larry K. Switzer
                                Senior Executive Vice President

                                  BILL OF SALE


         Farley Industries, Inc., an Illinois corporation ("Seller"), for the purchase price and upon the terms and conditions set forth in the Asset Purchase and Transitional Services Agreement dated as of January 1, 1996 (the "Agreement"), by and between Seller and Fruit of the Loom, Inc., a Delaware corporation ("Buyer"), hereby sells, grants, transfers and conveys to Buyer certain assets of Seller as more specifically set forth and described in the Agreement (the "Assets").
         Seller covenants and agrees that it is the lawful owner of the Assets; that they are free from all liens, charges or encumbrances of any kind; that it has the right and authority to sell the Assets in accordance with the Agreement; and that it will warrant and defend the same against the lawful claims and demands of all persons.
         Executed on this ____________ day of February, 1996.


                            FARLEY INDUSTRIES, INC.



                            By:   ______________________________________________

                            Title: _____________________________________________